Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “Net Asset Value Calculation and Valuation Procedures” and “Experts” in the base prospectus, dated September 4, 2020, being included in Post-Effective Amendment No. 34 to the Registration Statement on Form S-11 (File No. 333-222630) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

In addition, we hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “February 28, 2021 NAV Per Share” and “Experts” in Supplement No. 1, dated April 6, 2021, to the base prospectus being included in Post-Effective Amendment No. 34 to the Registration Statement on Form S-11 (File No. 333-222630) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
April 6, 2021